Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined in this Exhibit 99.3 shall have the meanings ascribed to them in the Current Report on Form 8-K (this “Report”) filed with the Securities and Exchange Commission (the “SEC”) on August 24, 2022 and, if not defined in this Report, the final prospectus and definitive proxy statement dated July 21, 2022, filed by Akili, Inc. (formerly known as Social Capital Suvretta Holdings Corp. I) prior to the consummation of the Transactions (the “Proxy Statement/Prospectus”).

The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination and the consummation of the PIPE Investment, which are collectively referred to as the “Transactions.”

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Social Capital Suvretta Holdings Corp. I (“SCS”) and the historical consolidated financial statements of Akili Interactive Labs, Inc. (“Akili”) as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical unaudited condensed financial statements of SCS as of June 30, 2022 and for the six months ended June 30, 2022 and the related notes included in the proxy statement/prospectus;

•

the historical audited financial statements of SCS as of December 31, 2021 and for the period from February 25, 2021 (inception) through December 31, 2021 and the related notes included in this proxy statement/prospectus;

•	the historical unaudited condensed consolidated financial statements of Akili as of June 30, 2022 and for the six months ended June 30, 2022 and the related notes included elsewhere in this Report;

•	the historical audited consolidated financial statements of Akili as of December 31, 2021 and for the year ended December 31, 2021 and the related notes included elsewhere in this Report; and

•

the section entitled “SCS’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Akili’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to SCS and Akili included elsewhere in the proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

Accounting for the Business Combination

The Business Combination represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Under this method of accounting, SCS will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, Akili stockholders will have a majority of the voting power of Akili, Inc., Akili will comprise all of the ongoing operations of Akili, Inc., Akili stockholders will have a majority of the voting power in the election of the board of directors of Akili, Inc., and Akili’s senior management will comprise all of the senior management of Akili, Inc. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Akili issuing shares for the net assets of SCS, accompanied by a recapitalization. The net assets of Akili will be stated at historical cost. No goodwill or other intangible assets will be recorded.

Description of the Transactions

On August 19, 2022, (the “Closing Date”), SCS consummated the previously announced merger pursuant to the Merger Agreement, dated January 26, 2022, by and among SCS, Akili, and Karibu Merger Sub, Inc., pursuant to which Karibu Merger Sub, Inc. merged with and into Akili, with Akili becoming a wholly owned subsidiary of SCS. (the “Business Combination”). Upon the closing of the Business Combination, SCS changed its name to Akili, Inc.

Based on the following events contemplated by the Merger Agreement and based on Akili capitalization as of August 19, 2022:

(i) the conversion of all 45,865,187 Akili Preferred Shares issued and outstanding into 52,799,537 shares of Akili, Inc. common stock as adjusted by the Conversion Ratio of approximately 1.15;

(ii) the conversion of all 1,512,944 shares of Akili common stock issued and outstanding into 1,741,687 shares of Akili, Inc. common stock as adjusted by the Conversion Ratio. This amount includes 7,674 shares representing the automatic cashless exercise of certain outstanding warrants;

(iii) the conversion of all 8,286,133 granted and outstanding Akili options into options to purchase 9,538,712 Akili, Inc. common stock as adjusted by the Conversion Ratio; and

(iv) the conversion of all remaining 211,020 granted and outstanding Akili warrants into warrants to purchase 242,924 Akili, Inc. common stock as adjusted by the Conversion Ratio.

The determination of the 54,541,224 Akili, Inc. common stock issued and outstanding as of the Closing and Akili options and warrants covering 5,458,743 shares reserved for the potential future issuance of Akili, Inc. common stock is summarized below:

	Akili Interactive Labs, Inc. Stock Outstanding at June 30, 2022	Additional Akili Interactive Labs, Inc. Stock Issued and Options Exercised/ Expired After June 30, 2022 (1)	Conversion of Akili Interactive Labs, Inc. Preferred Stock and automatically exercised Warrants into Akili Interactive Labs, Inc. Common Stock	Akili Interactive Labs, Inc. Stock Prior to Closing	Akili, Inc. Stock Held by Akili Stockholders Post Closing (2)

COMMON STOCK
Common Stock (3)	1,482,520	22,750	45,872,861 (5)	47,378,131	54,541,224
PREFERRED STOCK
Series A-1 Convertible Preferred Stock	4,000,000	—	(4,000,000)	—	—
Series A-2 Convertible Preferred Stock	4,427,072	—	(4,427,072)	—	—
Series B Convertible Preferred Stock	7,341,485	—	(7,341,485)	—	—
Series C Convertible Preferred Stock	8,016,645	—	(8,016,645)	—	—
Series D Convertible Preferred Stock	13,843,858	8,236,127	(22,079,985)	—	—

Total Common and Preferred Stock (3)	39,111,580	8,258,877	7,674	47,378,131	54,541,224
Akili Interactive Labs, Inc. Warrants (4)	134,729	—	(7,674)	127,055	137,628
Akili Interactive Labs, Inc. Options (4)	4,124,718	(56,389)	—	4,068,330	5,321,115

Total Stock, Warrants and Options	43,371,027	8,202,488	—	51,573,516	59,999,967

(1)

Reflects the capitalization activity of Akili subsequent to the latest balance sheet date through August 19, 2022, in connection with the Merger Agreement. The amount includes cumulative dividends that accrue on each share of Series D at an annual rate of 10%, which are issued in additional shares. Upon conversion, Series D shares are multiplied by 150% when calculating the number of shares of common stock.

(2)

Per the terms of the Merger Agreement, no fractional Akili, Inc. common stock were issued. Each holder of Akili stock entitled to a fraction of a Akili, Inc. common stock had its fractional share rounded down to the nearest whole share. Each holder of an Akili option and warrant underlying a fraction of a share of Akili, Inc. common stock had its fractional option rounded down to the nearest whole share.

(3)

Amount excludes the issuance of 7,536,461 Earnout Shares, to certain eligible Akili equity holders as a result of Akili, Inc. satisfying certain performance conditions described below with the Earnout Period.

(4)	Stock options and warrants to purchase common stock were converted using the treasury stock method at each date.
(5)	Includes 7,674 shares representing the cashless exercise of certain outstanding Akili Interactive Labs, Inc. warrants prior to Closing.

Other related events that occurred in connection with the Business Combination are summarized below:

(i) The filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our restated bylaws, each of which occurred immediately prior to the Effective Time and the closing of the PIPE Investment;

(ii) The conversion of 227,522 SCS Class A ordinary shares not redeemed from the Trust Account, resulting in gross proceeds to the Company of $2.3 million. The remaining 24,772,478 SCS Class A ordinary shares were redeemed at $10.03 per share, including interest earned on marketable securities held in the Trust Account;

(iii) The conversion of each SCS Class A ordinary share and each SCS Class B ordinary share issued and outstanding immediately prior to the effective time, which were held by the SCS Sponsor and Independent Director, into one share of Akili, Inc. common stock; and

(iv) The sale and issuance of 16,200,000 shares of Akili, Inc. common stock (“PIPE Shares”) to PIPE Investors, at a purchase price of $10.00 per share pursuant to the Subscription Agreements, and an aggregate purchase price of $162.0 million.

Earnout Shares

After the consummation of the Business Combination, holders of Akili common stock, preferred stock or warrants immediately prior to the closing of the merger and employees or individual service providers holding options, in each case as designated by the board of Akili as an earnout service provider prior to the Closing (“Earnout Service Providers”), will receive their pro rata portion of the Earnout Shares, which will be issued and vest in equal thirds (each such vesting event, a “Triggering Event”) if the trading price of Akili, Inc. common stock exceeds $15.00, $20.00 and $30.00, respectively, for any 20 trading days within any 30 consecutive trading day period on or prior to the date that is five years following the Closing (the “Earnout Period”). In order to receive their pro rata portion of the Earnout Shares, the following must occur through the date of the corresponding Triggering Event that causes such Earnout Shares to become issuable: (a) common stockholders and warrantholders must hold shares (including shares underlying warrants, as applicable), and (b) Earnout Service providers must either remain employed and continue to hold their options or have exercised their options and continue to hold common stock. Any Earnout Shares forfeited pursuant to the preceding sentence shall be reallocated among remaining eligible holders of Earnout Shares (including former Akili common stockholders, preferred stockholders and warrantholders and Earnout Service Providers).

The number of Earnout Shares issuable is equal to 7.5% of the fully diluted shares of Akili, Inc. common stock (including shares reserved under the equity incentive plan to be adopted by Akili, Inc. in connection with the Closing but excluding the Earnout Shares and rights to Earnout Shares), determined as of immediately following the Closing. The price targets and the number of Earnout Shares issued shall be equitably adjusted for any share subdivision, share split, share dividend, reorganization, combination, recapitalization, or similar transaction affecting the Akili, Inc. common stock. If such targets are achieved, such holders will receive shares of Akili, Inc. common stock on the achievement of each target based on their proportional holding of such stock or awards on the date of the applicable Triggering Event. Akili has preliminarily concluded that the Earnout Shares issuable to stockholders and warrantholders represent financial instruments that will be classified as liabilities on the balance sheet. Earnout Shares issuable to Earnout Service Providers will be considered equity classified compensatory awards under ASC 718.

Capitalization

The following summarizes the unaudited pro forma common stock shares outstanding immediately after Closing of the Transactions on August 19, 2022:

	Shares	%
SCS Public Stockholders (a)	227,522	0.3%
SCS Sponsor and Independent Director	6,890,000	8.8%

Total SCS	7,117,522	9.1%
Akili Stockholders (b)	54,541,224	70.1%
PIPE Investors	16,200,000	20.8%

Total Shares at Closing (excluding certain Akili shares)	77,858,746	100%
Akili - Remaining Consideration Shares (b)(c)	5,458,743

Total Shares at Closing (including certain Akili shares)	83,317,489

(a)

Reflects redemptions of 24,772,478 public shares of SCS Class A common stock in connection with the Transactions at a redemption price of $10.03 per share based on funds held in the trust account as of August 17, 2022, two business days prior to closing.

(b)

Total consideration issued to Akili is $600.0 million or 60,000,000 shares ($10 per share price with no fractional shares). The total shares issued includes those in respect of Akili common and preferred stock and stock options and warrants to purchase common stock, converted using the treasury stock method. The Akili—Remaining Consideration Shares reflect a Conversion Ratio of approximately 1.15.

(c)

Amount excludes the issuance of 7,536,461 Earnout Shares, to certain eligible Akili equity holders as a result of Akili, Inc. satisfying certain performance conditions described above with the Earnout Period.

Under the 2022 Plan, the Company intends to grant awards to certain executive officers representing 6% of our outstanding capital stock immediately following the Business Combination on an as converted basis (excluding any shares reserved for issuance under equity-based plans of Akili, Inc., including the 2022 Plan and the 2022 ESPP). The key terms of these anticipated awards have not yet been defined. As such, the fair value cannot be estimated as of the date of this Report and therefore the awards are not included as a transaction accounting adjustment within the unaudited pro forma statements.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and unaudited pro forma condensed combined statement of operations and comprehensive loss for the six months ended June 30, 2022 and year ended December 31, 2021 are based on the historical financial statements of SCS and Akili. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	Historical
	SCS	Akili	Transaction Accounting Adjustments			Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$145	$40,638	$250,814	3	(a)	$175,684
			(2,226)	3	(d)
			(9,045)	3	(f)
			162,000	3	(i)
			(2,700)	3	(k)
			(7,752)	3	(l)
			(5,520)	3	(e)
			(248,531)	3	(j)
			(2,139)	3	(n)
Restricted cash	—	305	—			305
Short-term investments	—	4,987	—			4,987
Account receivable, net	—	17	—			17
Prepaid expenses and other current assets	524	5,328	(2,338)	3	(f)	3,514

Total current assets	669	51,275	132,563			184,507
Property and equipment, net	—	1,054	—			1,054
Operating lease right-of-use asset	—	2,686	—			2,686
Marketable securities held in Trust Account	250,371	—	(250,371)	3	(a)	—

Total assets	$251,040	$55,015	$(117,808)			$188,247

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$17	$4,309	$(17)	3	(l)	$4,309
Accrued expenses and other current liabilities	7,405	5,044	(7,405)	3	(l)	5,044
Promissory note – related party	250	—	(250)	3	(l)	—
Due to related party	80	—	(80)	3	(l)	—
Deferred revenue	—	109	—			109
Deferred rent, short term	—	9	—			9
Operating lease liability	—	625	—			625
Note payable, short term	—	625	—			625

Total current liabilities	7,752	10,721	(7,752)			10,721
Deferred underwriting fee payable	7,700	—	(7,700)	3	(e)	—
Note payable, long term	—	14,213	—			14,213
Operating lease liability, net of current portion	—	2,832	—			2,832
Corporate bond, net of bond discount	—	1,735	—			1,735
Earnout liability	—	—	57,197	3	(m)	57,197

Total liabilities	$15,452	$29,501	$41,745			$86,698

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	Historical
	SCS	Akili	Transaction Accounting Adjustments			Pro Forma Balance Sheet
Commitments and contingencies
Class A ordinary shares	$250,371	—	$(250,371)	3	(b)	—
Class A common stock	—	—	250,371	3	(b)	—
			(250,371)	3	(j)
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
Akili Series A-1 redeemable convertible preferred stock	—	—	—			—
Akili Series A-2 redeemable convertible preferred stock	—	7,128	(7,128)	3	(g)	—
Akili Series B redeemable convertible preferred stock	—	41,854	(41,854)	3	(g)	—
Akili Series C redeemable convertible preferred stock	—	67,904	(67,904)	3	(g)	—
Akili Series D redeemable convertible preferred stock	—	183,668	(183,668)	3	(g)	—
Stockholders equity (deficit):
SCS Preference shares	—	—	—			—
Class A ordinary shares	—	—	—	3	(b)	—
Class A common stock	—	—	—	3	(b)	11
			1	3	(c)
			3	3	(j)
			5	3	(h)
			2	3	(i)
Class B ordinary shares	1	—	(1)	3	(b)	—
Class B common stock	—	—	1	3	(b)	—
			(1)	3	(c)
Akili Common stock	—	—	5	3	(g)	—
			(5)	3	(h)
Additional paid-in capital	—	—	2,280	3	(j)	383,783
			161,998	3	(i)
			(2,700)	3	(k)
			(14,784)	3	(h)
			300,549	3	(g)
			(2,226)	3	(d)
			(11,383)	3	(f)
			(57,197)	3	(m)
			2,180	3	(e)
			5,066	3	(o)
Accumulated deficit	(14,784)	(275,033)	14,784	3	(h)	(282,238)
			(2,139)	3	(n)
			(5,066)	3	(o)
			443	3	(a)
			(443)	3	(j)
Accumulated other comprehensive loss	—	(7)	—			(7)

Total stockholders’ equity (deficit)	$(14,783)	$(275,040)	$391,372			$101,549

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$251,040	$55,015	$(117,808)			$188,247

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR

SIX MONTHS ENDED JUNE 30, 2022

(in thousands, except share and per share amounts)

	Historical
	SCS	Akili Interactive Labs, Inc.	Transaction Accounting Adjustments			Pro Forma Statement of Operations
Revenue	$—	$130	$—			$130
Operating expenses:
Cost of revenue	—	193	—			193
Research and development	—	13,662	49	4	(c)	13,711
Selling, general and administrative	—	30,339	59	4	(c)	36,671
			6,273	4	(b)
Operating and formation costs	6,273	—	(6,273)	4	(b)	—

Total operating expenses	6,273	44,194	108			50,575

Loss from operations	(6,273)	(44,064)	(108)			(50,445)
Interest earned on marketable securities held in Trust Account	363	—	(363)	4	(a)	—
Loss on extinguishment of debt	—	—	—			—
Interest expense	—	(370)	—			(370)
Other income	—	49	—			49

Loss before provision for income taxes	(5,910)	(44,385)	(471)			(50,766)

Provision for income taxes	—	—	—			—

Net loss	$(5,910)	$(44,385)	$(471)			$(50,766)

Unrealized loss on short-term investments	$—	$(7)	$—			$—

Comprehensive loss	$(5,910)	$(44,392)	$(471)			$(50,766)

Net loss	$(5,910)	$(44,385)	$(471)			$(50,766)
Dividends on Series D convertible preferred stock	—	(5,785)	—			(5,785)
Accretion of Series D convertible preferred stock	—	(2,893)	—			(2,893)

Net loss attributable to common stockholders, basic and diluted	$(5,910)	$(53,063)	$(471)			$(59,444)

Net loss per share, basic and diluted	$(0.19)	$(36.18)				$(0.76)

Weighted-average common shares outstanding: Basic and diluted	31,890,000	1,466,462				77,858,746

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share amounts)

	Year Ended December 31, 2021
	Historical
	SCS	Akili Interactive Labs, Inc.	Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$538	$—		$538
Operating expenses:
Cost of revenue	—	355	—		355
Research and development	—	18,234	2,733	5(c)	20,967
Selling, general and administrative	—	42,668	5,879	5(c)	53,133
			2,447	5(b)
			2,139	5(d)
Operating and formation costs	2,447	—	(2,447	) 5(b)	—

Total operating expenses	2,447	61,257	10,751		74,455

Loss from operations	(2,447)	(60,719)	(10,751)		(73,917)
Interest earned on marketable securities held in Trust Account	8	—	(8	) 5(a)	—
Loss on extinguishment of debt	—	(181)	—		(181)
Interest expense	—	(465)	—		(465)
Other income	—	17	—		17

Loss before provision for income taxes	(2,439)	(61,348)	(10,759)		(74,546)

Provision for income taxes	—	—	—		—

Net loss	(2,439)	(61,348)	(10,759)		(74,546)
Dividends on Series D convertible preferred stock	—	(6,660)	—		(6,660)
Accretion of Series D convertible preferred stock	—	(58,649)	—		(58,649)

Net loss attributable to common stockholders, basic and diluted	$(2,439)	$(126,657)	$(10,759)		$(139,855)

Net loss per share, basic and diluted	$(0.12)	$(105.77)			$(1.80)

Weighted-average common shares outstanding: Basic and diluted	20,954,628	1,197,489			77,858,746

(1)	For the period from February 25, 2021 (date of inception) to December 31, 2021.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

The Business Combination was accounted for as a “reverse recapitalization” in accordance with US GAAP. Under this method of accounting, Akili has been treated as the accounting acquirer, while SCS has been treated as the accounting acquiree for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Akili issuing shares for the net assets of SCS, accompanied by a recapitalization. The net assets of SCS are stated at historical cost. No goodwill or other intangible assets were recorded in conjunction with the Transactions.

The unaudited pro forma condensed combined financial statements are based on SCS’s historical financial statements, and Akili’s historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 give effect to the Transactions as if they had occurred on January 1, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. As such, the unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. SCS and Akili have not had any historical relationship prior to the business combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

2.	Accounting Policies

In the preparation of this unaudited pro forma condensed combined financial information, no reclassifications were determined to be necessary to align SCS and Akili Interactive Labs, Inc. financial statement presentations, other than the reclassification of Operating and Formation Costs in adjustments 4(b) and 5(b).

There were no intercompany transactions between SCS and Akili Interactive Labs, Inc. that require adjustments to the unaudited pro forma condensed combined financial information for any of the periods presented.

3.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

a.

Reflects the release of cash from the trust account to cash and cash equivalents, prior to the adjustment for redemptions, which is illustrated in adjustment (3j). The trust account increased to $250.8 million as of the date of Closing due to interest earned during that time.

b.	Reflects the conversion of SCS’s Class A ordinary shares and Class B ordinary shares into Akili, Inc. common stock upon the Domestication.

c.	Reflects the conversion of SCS’s 6,250,000 Class B ordinary shares into shares of Akili, Inc. common stock concurrent with the Closing.

d.

SCS has estimated advisory, legal, accounting and auditing fees and other professional fees of $9.8 million that are deemed to be direct and incremental costs of the Business Combination. This adjustment reflects the remaining estimated transaction costs of $2.2 million that are unpaid and not recorded on SCS’s financial statements as of June 30, 2022. These costs are directly attributable to the Business Combination and have been recorded as a reduction to additional paid-in capital.

Transaction costs of $6.6 million were included in SCS’s historical accrued expenses and other current liabilities, which are addressed in adjustment (3l). Transaction costs of $0.1 million were already paid by SCS and included in SCS’s historical operating and formation costs. SCS’s transaction costs are recorded through the income statement and are treated as a reduction to accumulated deficit, however, as SCS’s accumulated deficit is reclassified to additional paid-in capital in connection with the Merger, this adjustment reflects the recording of the transaction costs directly to additional paid-in capital.

The Company allocated $0.9 million of transaction costs to the liability classified Earnout Shares, as disclosed in adjustment (3n).

e.

Reflects the settlement of the deferred underwriters’ fees incurred during SCS’s initial public offering that are payable upon completion of the Business Combination. The amount of $7.7 million recorded on SCS’s historical financial statements was based on a no redemption scenario. The deferred underwriters’ fees were adjusted to $5.5 million based on the amount of final redemptions and will be paid in cash. The difference between the original estimate and the actual balance has been recorded as an increase to additional paid-in-capital.

f.

Akili has estimated advisory, legal, accounting and auditing fees and other professional fees of $12.6 million that are deemed to be direct and incremental costs of the Business Combination. The Company allocated $1.2 million of transaction costs to the liability classified Earnout Shares, as disclosed in adjustment (3n). The Company previously paid $2.4 million of transaction costs, which upon Closing will be reclassified from prepaid expenses and other current assets to additional paid-in capital. The remaining $9.0 million will be paid as part of the Closing and has been recorded as a reduction of cash and additional paid-in capital of $9.0 million.

g.	Reflects the conversion of Akili Convertible Preferred Stock of $300.6 million into Akili common stock of $5 thousand and additional paid in capital of $300.5 million.

h.

Reflects the recapitalization of Akili through the contribution of all outstanding common stock of Akili to SCS and the issuance of 54,541,224 shares of Akili, Inc. common stock and the elimination of the accumulated deficit of SCS, the accounting acquiree. As a result of the recapitalization, Akili common stock of $5 thousand and SCS’s accumulated deficit of $14.8 million were derecognized. The shares of Akili, Inc. common stock issued in exchange for Akili’s capital were recorded as an increase to common stock of $5 thousand and a decrease to additional paid-in capital of $14.8 million.

i.	Reflects the issuance of an aggregate of 16,200,000 shares of Akili, Inc. common stock in the PIPE Investment at a price of $10.00 per share, for an aggregate purchase price of $162.0 million.

j.

Reflects, the redemption of 24,772,478 SCS Class A ordinary shares prior to the consummation of the Business Combination at a redemption price of approximately $10.03 per share, or $248.5 million in cash, including interest earned in the Trust Account. Adjustment (3b) reflects the reclassification of the remaining SCS Class A ordinary shares that were not redeemed into Akili, Inc. common stock.

k.

Represents payment of the estimated PIPE Financing transactions costs. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash, with a corresponding decrease in additional paid-in capital.

l.	Represents payment of historical SCS accounts payable and accrued expenses upon Closing.

m.

Reflects recognition of the approximately 6,531,314 Earnout Shares issuable to holders of Akili Common Stock and Akili Convertible Preferred Stock and warrantholders which are not indexed to Akili, Inc.’s stock pursuant to ASC Subtopic 815-40 as of Closing. Therefore, such amount is classified as a liability and recognized at its preliminary estimated fair value. The earnout liability will be remeasured to its fair value at the end of each reporting period and subsequent changes in the fair value will be recognized in Akili, Inc.’s statement of operations within other income/expense. Refer to Note 6 – Earnout Shares, for additional information.

n.

The Company has allocated $2.1 million of transaction costs, to the liability classified Earnout Shares based on the relative fair value of these instruments as compared to the total Merger consideration. The portion of transaction costs allocated to these instruments is reflected as a reduction to cash and retained earnings. The costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.

o.

This adjustment reflects recognition of approximately $5.1 million of share-based compensation expense associated with the Earnout Shares issuable to Earnout Service Providers where the requisite service period was complete as of Closing. See adjustment 4(c) for additional information.

4.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

a.	To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

b.	To reclassify the historical formation costs of SCS to conform to Akili’s financial statement presentation.

c.

The Company has preliminarily concluded that the contingent issuance of Earnout Shares to Earnout Service Providers represents a grant of a compensatory award under ASC 718, Compensation – Stock Compensation. Under this guidance, the award is measured at fair value at the grant date and expense is recognized over the requisite service period. The preliminary estimated fair value of the Earnout Shares allocated to Earnout Service Providers is approximately $8.8 million based on an estimated issuance of 1,005,147 shares. The preliminary estimated fair value of the Earnout Shares was determined using a Monte Carlo simulation, which is described in detail in Note 6. The requisite service period was determined for each grant based on the lesser of estimated time to reach a Triggering Event or the vesting date of the underlying options. The time to reach a Triggering Event was estimated using the median vesting dates produced by a simulation model, which was restricted to consider only iterations/outcomes where the market conditions are achieved. The material assumptions and estimates employed in these calculations are consistent with those described in Note 6 below. This adjustment reflects recognition of approximately $108 thousand of share-based compensation expense associated with the Earnout Shares issuable to Earnout Service Providers for the six months ended June 30, 2022, of which $59 thousand and $49 thousand was recognized as selling, general and administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of June 30, 2022, there was approximately $83 thousand of total unrecognized compensation cost related to the Earnout Shares issuable to the Earnout Service Providers. Upon the date of any forfeiture, any Earnout Shares that have been forfeited will be reallocated pro rata to the other holders of Earnout Shares. The forfeiture and subsequent redistribution of the awards are accounted for as (1) the forfeiture of the original award and (2) the grant of a new award. Upon reallocation, the Company will reverse any compensation previously recognized for the forfeited award and recognize compensation for the new award, based on the fair value on the date of redistribution, over the remaining requisite service period.

5.	Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2021

a.	To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

b.	To reclassify the historical formation costs of SCS to conform to Akili’s financial statement presentation.

c.

This adjustment reflects recognition of approximately $8.6 million of share-based compensation expense associated with the Earnout Shares issuable to Earnout Service Providers for the year ended December 31, 2021, of which $5.9 million and $2.7 million was recognized as selling, general and administrative expense and research and development expense, respectively, based on the holder’s employment classification. On a pro forma basis, as of December 31, 2021, there was approximately $191 thousand of total unrecognized compensation cost related to the Earnout Shares issuable to the Earnout Service Providers.

d.

To reflect $2.1 million of transaction costs related to the liability classified Earnout Shares, based on the relative fair value of these instruments as compared to the total Merger consideration. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore are expensed at the Closing Date.

6.	Earnout Shares

The Earnout Shares issued to stockholders and warrantholders are expected to be accounted for as liability classified financial instruments. These Earnout Shares were first evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the Earnout Shares should be classified as a liability. As part of that analysis, it was determined that the Earnout Shares are freestanding and not liability classified and further accounting assessment was required pursuant to ASC Topic 815, Derivatives and Hedging. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts to be derivative instruments if the contracts are both (a) indexed to the entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position. The Earnout Shares contain a provision in which forfeited Earnout Shares will be reallocated to the remaining holders of Earnout Shares which could impact the settlement amount thereof. This provision prevents the Earnout Shares issuable to stockholders and warrantholders from being considered indexed to stock, and therefore results in liability classification of the Earnout Shares pursuant to ASC 815-40. The preliminary estimated fair value of the Earnout Shares liability is approximately $57.2 million, based on an estimated issuance of 6,531,314 liability classified Earnout Shares. The preliminary estimated fair value of the Earnout Shares was determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a daily basis over the five-year Earnout Period. The preliminary estimated fair value of the Earnout Shares was determined using the most reliable information available. Assumptions used in the preliminary valuation were as follows:

Price Target: price target as defined in the Business Combination Agreement for each Triggering Event:

•	Triggering Event I is $15.00

•	Triggering Event II is $20.00

•	Triggering Event III is $30.00

Current stock price: the current stock price was set at $10 per share, the assumed value per share of Akili, Inc. common stock used in the Report.

Expected term: the expected term is the five-year term of the Earnout Period.

Expected volatility: the volatility rate of 87.5% was determined using an average of historical volatilities over the expected term of selected industry peers deemed comparable to Akili.

Expected dividend yield: the expected dividend yield is zero as it is not expected Akili, Inc. will declare dividends on common stock during the expected term.

At the end of each reporting period, Akili, Inc. will re-measure the Earnout Shares liability at fair value using a Monte Carlo simulation valuation model with changes in fair value reflected on the statement of operations at each reporting period.

7.    Net Loss Per Share

As the Transactions have been reflected as if they occurred on January 1, 2021, the calculation of weighted average shares outstanding for pro forma basic and diluted net loss per share assumes the shares issuable in connection with the Transactions had been outstanding as of such date. Pro forma basic and diluted net loss per share for the six months ended June 30, 2022 and the year ended December 31, 2021 is calculated as follows:

	Combined Pro Forma
	Year Ended December 31, 2021	Six Months Ended June 30, 2022
Pro forma net loss	$(139,855)	$(59,444)
Pro forma weighted average shares outstanding—basic and diluted	77,858,746	77,858,746
Pro forma net loss per share-basic and diluted	$(1.80)	$(0.76)
Pro Forma weighted average shares calculation—basic and diluted
SCS Sponsors	6,890,000	6,890,000
SCS common stock subject to redemption	227,522	227,522

Total SCS	7,117,522	7,117,522
Issuance of SCS common stock in connection with closing of the PIPE Transaction	16,200,000	16,200,000
Issuance of SCS common stock to Akili shareholders in connection with Business Combination (a)(b)	54,541,224	54,541,224

Pro forma weighted average shares outstanding—basic and diluted (c)	77,858,746	77,858,746

a.

Excludes 5,458,743 Akili consideration shares that will be issued upon the occurrence of future events (i.e., exercise of stock options and warrants). Total consideration to be issued to Akili is $600.0 million or 60,000,000 shares ($10 per share price with no fractional shares issued). The total shares to be issued includes those in respect of all issued and outstanding Akili common and preferred stock and shares underlying stock options and warrants. Accordingly, the weighted average pro forma shares outstanding at Closing has been adjusted to exclude the portion of consideration shares that were unissued at Closing.

b.

Amount excludes the issuance of approximately 7,536,461 Earnout Shares to certain eligible Akili equity holders as a result of Akili, Inc. satisfying certain conditions described above within the Earnout Period.

c.

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all Akili common stock options are exchanged for common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments include 5,458,743 Akili consideration shares for unexercised stock options and warrants.